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                                                                    EXHIBIT 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Audible, Inc.:


We consent to incorporation by reference herein and to the reference to our firm under the heading "experts" in the registration statement (No. 333-xxxx) on Form S-3 of Audible, Inc., of our report dated January 31, 2000, relating to the balance sheets of Audible, Inc. as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K/A of Audible, Inc.


                                                                 /s/ KPMG LLP

Short Hills, New Jersey
September 8, 2000